BRIDGE LOAN AGREEMENT

DATED: September 15, 1999

BETWEEN: Allied Resources, Inc. "Lender")

Suite 1060, 1090 W. Georgia St.

Vancouver, B.C. V6E 3V7

AND: Bio-Preserve International Corporation ("Company")

2897 152nd Avenue N.E.

Redmond, Washington 98052

1.0 RECITALS

1.1 This Bridge Loan Agreement ("Loan Agreement") is entered into this date by and between Allied Resources, Inc., a West Virginia corporation ("Lender") and Bio-Preserve International Corporation ("Company"), a Nevada corporation ("Company").

1.2 The purpose of this Agreement is to set out the terms of the arrangement by which Lender agrees to make a $350,000 bridge loan ("Loan") available to the Company. The purpose of the Loan is to provide the Company with needed working capital. The obligation of the Company under this Agreement will be secured by an interest in all patents owned by the Company or its subsidiary, Bio-Preserve Medical Corporation. The Loan Principal will be advanced at the rate of $50,000 per month. Company and Lender have entered into a Security Agreement of even date, attached to this Loan Agreement as Addendum A and incorporated by reference.

2.0 DEFINITIONS

2.1 "Company" has the meaning set forth in the Recitals section above.

2.2 "Conversion Shares" means the shares of the Company's Common Stock issuable upon conversion of this Bridge Loan.

2.3 The "Interest Rate" will be 3% (three percent) simple interest per annum.

2.4 "Lender" has the meaning set forth in the Recitals section above.

2.5 "Loan Agreement" has the meaning set forth in the Recitals section above.

2.6 "Maturity" means 5:00 p.m. Pacific Daylight Time on June 30, 2000, unless another date is agreed upon in writing by the parties.

2.7 "Principal" means the aggregate principal amount of money loaned to Company by Lender of Three Hundred Fifty Thousand dollars ($350,000). Of this amount, a total of $65,000 was loaned to the Company prior to the date of this Loan Agreement, leaving an additional principal amount of $285,000. After an additional payment of $45,000 upon the execution of this Loan Agreement, representing the balance of the September, 1999 installment, the additional Principal will be advanced at the rate of $50,000 per month, due on the fifteenth (15th) of each month, until the additional principal amount is paid.

3.0 TERMS

3.1 For value received, Company promises to pay to Lender on or before Maturity the amount of Principal in lawful money of the United States with interest on the Principal from the date of funding ("Funding Date"). With respect to each installment, the Funding Date shall be the date the Principal is advanced to Company from time to time in periodic installments. The interest rate will be calculated on basis of a simple interest rate of 3% (eight percent) per annum.

3.2 The obligation of Lender to consummate the funding contemplated by this Agreement is subject to the satisfaction of the following conditions, which shall be completed prior to the execution of this Loan Agreement. Lender may execute a waiver in writing of any condition specified in this paragraph at or prior to funding.

(1) Company must have an executed stock purchase agreement ("Stock Purchase Agreement") allowing Company to purchase 35,000,000 shares of the common stock of the Company;

(2) Lender and Company shall have entered into a Security Agreement in form and substance as set forth in Addendum C attached to this Agreement;

(4) There shall not be any judgment, order, decree, stipulation, injunction or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(5) All certificates, instruments and other documents required to effect the transactions contemplated by this Agreement and the Security Agreement will be reasonably satisfactory in form and substance to Lender.

4.0 FURTHER COMPANY ACTS AND COVENANTS

4.1 As soon as practicable after the funding by Lender of the next installment of the Bridge Loan contemplated by this Agreement, Company shall deliver the 35,000,000 Shares forthwith to the Escrow Agent specified in the Stock Purchase Agreement, to be held by the Escrow Agent on Lender's behalf, subject to the terms of this Loan Agreement and the Security Agreement.

5.0 CONVERSION PRIVILEGE

5.1 The Loan shall be convertible at any time at the option of the Lender, upon not less than ten (10) nor more than ninety (90) days notice, into that number of shares of common stock of the Company, $.0001 par value per share ("Conversion Shares") as are equal in value to the sum of- (i) the Principal, plus (ii) all accrued but unpaid dividends since the date of subscription. The value and number of Conversion Shares shall be determined as set forth in paragraph 5.3 below.

5.2 If the Company conducts an initial public offering of its Common Stock prior to Maturity, the Loan shall be convertible at the option of Lender into Common Stock of the Company. The number of Conversion Shares shall be determined as set forth in the following paragraph. Lender may elect to convert the entire Principal and accrued interest of this Loan into Conversion Shares.

5.3 The Conversion Shares shall be valued at that price per share which is 50% of the initial public offering price. If an active public trading market develops in the absence of an initial public offering of its common stock, the Company shall be obligated to issue Conversion Shares to Lender, which shall be valued at the average common stock trading price ("Average Market Price") for the five days last preceding the date of conversion. The market price per share of the common stock at any date shall be (i) if the principal trading market for such securities is an exchange, the closing bid price on the exchange on that day, provided if trading of the common stock is listed on any consolidated tape, the price shall be the closing bid price set forth on the consolidated tape, or (ii) if the principal market for the securities is the over-the-counter market, the closing bid price on that date as set forth by NASDAQ NMS, NASDAQ SmallCap, the NASD Electronic Bulletin Board or over-the-counter, as the case may be, or (iii) if the security is not quoted over-the-counter, the closing bid price as reported by the National Quotation Bureau (or similar organization or agency succeeding to its functions of reporting prices). Notwithstanding the foregoing, if there is no reported closing price or closing bid price, as the case may be, on a date prior to the event requiring a computation or adjustment hereunder, then the market price shall be determined as of the latest date prior to the day for which the closing price or closing bid price is available.

5.4 If notice of effectiveness of an initial public offering is given to Lender by the Company, the conversion rights pertaining to the Loan will terminate 20 (twenty) days after the delivery of the notice.

5.5 To convert, Lender shall within the conversion period tender notice of conversion to the agent designated by the Company. Conversion eliminates all rights and obligations resulting from this Loan. No fractional share of Common Stock or scrip representing a fractional share will be issued upon conversion, but if the conversion results in a fractional share the Company will round the fractional share upward to the next whole integer. As soon as practicable after receipt of a request by the Lender to convert, the Company shall deliver a certificate for the number of whole Conversion Shares issuable upon the conversion. The Company agrees to reserve a sufficient number of shares of its Common Stock to satisfy its obligation to Lender in the event Lender elects to convert. If Lender elects to convert, any accrued and unpaid interest will be paid in cash.

5.6 The Conversion Shares will not be registered under the Securities Act of 1933, as amended ("Securities Act"), and may be issued as restricted common stock as the term "restricted" is defined in Rule 144 under the Securities Act.

5.7 The conversion rate is subject to adjustment upon the occurrence of certain events, including (i) stock dividends, stock splits or combinations, (ii) rights offerings for shares of common stock at less than the then current market price to existing holders of common stock, and (iii) recapitalizations, mergers and reorganizations. However, in the event of a merger or reorganization in which the Company is not the surviving corporation, including one following an acquisition of substantially all of the Company's outstanding voting securities by another corporation, the right of Lender to convert the Loan into Common Stock of the Company shall, at the sole discretion of Lender, be converted into the right to receive whatever securities or other property, including cash, the holders of Common Stock received upon such merger or acquisition.

6.0 DEFAULT

6.1 The occurrence of one or more of the following events shall constitute an event of default:

6.1.1 Nonpayment of the Principal and interest due on this Loan for more than thirty (30) days beyond the payment date when due.

6.1.2 The entry of a decree or order by a court having jurisdiction in the premises adjudging Company bankrupt or insolvent or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of Company under the federal Bankruptcy Act or any other applicable federal, state or provincial law, or appointing a receiver, liquidator, assignee, or trustee of Company, or any substantial part if his property, or ordering the winding up or liquidation of his affairs, and the continuance of any such decree or order unstayed and in effect for a period of thirty (30) consecutive days.

6.1.3 The institution by Company of proceedings to be adjudicated bankrupt, or the consent by Company to the institution of bankruptcy proceedings against him, or the filing by him of a petition or answer or consent seeking relief under the federal Bankruptcy Act or any other applicable federal, state or provincial law, or the consent by him to the filing of any such petition or to the appointment of a trustee of Company, or of any substantial part of his property, or the making by him of an assignment for the benefit of creditors, or the admission by him in writing of his inability to pay his debts generally as they become due.

6.2 Lender's delay or failure to insist upon the strict performance of this Bridge Loan Agreement's obligations by Company shall not be construed as a waiver of Lender's right to later strict performance or any of Lender's legal and equitable remedies.

7.0 RESTRICTIONS ON THE COMPANY

7.1 As long as the Loan remains unpaid, Lender's prior written consent, which will not be unreasonably withheld or delayed, will be required before any action may be taken by the Company as officer, director or shareholder to: (i) alter or change the rights of the Common Shares; (ii) issue a new class of securities; (iii) change the authorized capital of the Company; (iv) sell significant assets of the Company except in the normal course of business; or (v) amend the articles or bylaws of the Company.

8.0 AMENDMENTS

8.1 This Loan Agreement shall not be modified, amended or terminated except by written amendment signed by the parties.

9.0 RETIREMENT AT MATURITY

9.1 Unless Lender's purchase price pursuant to the Stock Purchase Agreement is reduced by the Principal of this Loan and any accrued and unpaid interest, upon Maturity Company will deliver the Principal and any earned interest due Lender by wire transfer to Lender's nominated bank account or in cash or check delivered to the address of Lender. Upon the payment of the Loan by Company, Lender agrees to discharge any and all security held by it in regard to the Loan.

10.0 NOTICES

10. 1 Any notice, request, demand, claim, instruction, or other document to be given to any party pursuant to this Agreement shall be in writing delivered personally or sent by mail, registered or certified, postage fully prepaid, as follows:

If to Company, to the address set forth on the first page of this Agreement, with a copy to:

Stephen Pidgeon

Attorney at Law

1411 4th Ave., Ste. 1022

Seattle, WA 98101

if to Lender, to the address set forth on the first page of this Agreement with a copy to:

Tollefsen Business Law P.C.

2707 Colby Ave., Ste. 901

Everett, Washington 98201

Attn: Stephen N. Tollefsen

10.2 Any party may give any notice, request, demand, claim, instruction, or other document under this section using any other means (including expedited courier, messenger service, telecopy, facsimile, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, instruction, or other document shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change its address for purposes of this section by giving notice of the change of address to the other party in the manner provided in this section.

11.0 MISCELLANEOUS

9.1 Company executed this Agreement as a principal and not as a surety, and hereby waives presentment, demand, process and notice of dishonor.

9.2 Attorney Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court; in the action and on appeal.

9.3 Choice Of Law/Venue. This Agreement shall be governed by the laws of the State of Washington. Any legal disputes resulting from the execution or performance of this Agreement shall be brought solely in the Courts of the State of Washington, King County.

9.4 Time. Time is of the essence of this Agreement and each of its provisions.

9.5 Counterparts. This Agreement may be signed in counterparts.

10.0 SIGNATURES

10. 1 IN WITNESS WHEREOF the parties have signed this Agreement.

"COMPANY" "LENDER"

Bio-Preserve International Corporation Allied Resources, Inc.

/s/ Nicholas G. Loebel /s/ Ruairidh Campbell

By: Nicolas G. Loebel By: Ruairidh Campbell

President President

By: s/s Fereydoon Sadri

Fereydoon SADRI

Chairman

ADDENDUM A

SECURITY AGREEMENT

ADDENDUM C

SECURITY AGREEMENT